EXHIBIT 99.1

TRANSCRIPT OF MIDWAY GAMES INC.
FIRST QUARTER 2005
FINANCIAL RESULTS CONFERENCE CALL
May 9, 2005

Operator:	Ladies and Gentlemen thank you for standing by and welcome to the Midway Games first quarter results conference call. During the presentation, all participants will be in a listen-only mode. Afterwards, we will conduct a question and answer session. At that time if you have a question, please press the “1” followed by the “4” on your telephone keypad. As a reminder, this conference is being recorded on Monday, May 9, 2005. I would now like to turn the conference over to Mr. Miguel Iribarren, Vice President of Corporate Communications and Strategic Planning. Please go ahead, sir.

Miguel Iribarren:	Thank you, Operator. Good afternoon, everyone. With us on the call today are Midway President and CEO David F. Zucker, our Chief Financial Officer, Tom Powell and our Senior Vice President of Product Development, Matt Booty. I will begin today’s call with the customary legal disclosures, after which Tom will discuss our financial performance for the first quarter. David will then provide his comments and thoughts regarding our strategy and direction going forward, including outlining and discussing our financial guidance. After David’s remarks, we’ll open up the line for questions. With that, I’ll read our Safe Harbor statement and then turn the call over to Tom.

Ladies and gentlemen, the following presentation and responses to questions may contain certain forward-looking statements within the meaning of the federal securities laws concerning future business conditions and the outlook for Midway Games, Inc. based on currently available information that involves risks and uncertainties. The Company’s actual results could differ materially from those anticipated in the forward-looking statements as a result of these risks and uncertainties, including, without limitation, the financial strength of the interactive entertainment industry, dependence on new product introductions and the ability to maintain the scheduling of such introductions, the upcoming console platform transition and other technological changes, dependence on major platform manufacturers and other risks more fully described under Item 1, business risk factors in the Company’s annual report on form 10-K for the year ended December 31, 2004 and in the more recent filings made by the Company with the Securities & Exchange Commission. Tom?

Tom Powell:	Good afternoon. Thanks, Miguel. During the quarter in North America, we released one frontline title, Mortal Kombat Deception for the GameCube and one value-priced title, NARC, for the PlayStation 2 and

Xbox systems. Revenues for the quarter were $13.8 million and were in line with our guidance provided on February 28th. Revenue mix by platform was 46% for the PlayStation 2, 20% for the Xbox, 19% for the GameCube, 13% from licensed royalties and 2% on all other. During the quarter, new releases contributed approximately 44% of the total revenues and reorders, catalog and license royalties made up the rest. Our international business contributed approximately 22% of the first quarter revenues. Net loss for the quarter was $15.9 million, which is slightly better than our previously-provided guidance of a net loss of $18 million. The net loss applicable to common stock was $16 million.

Looking at the balance sheet, at quarter’s end, our cash balance stood at $93.4 million. For the quarter, cash used in operations was $22.3 million. During the quarter we continued to increase our level of investment in product development initiatives as cash invested in next-generation technologies and product development projects totaled approximately $27 million. This represents a 65% increase in spending over the year-ago levels.

At the end of the quarter, the balance of capitalized product development costs stood at approximately $43.7 million. And of the $43.7 million of capitalized cost, $2.2 million or 5% relates to products already in the marketplace at the end of the quarter and the remaining $41.5 million relates to products that we expect to introduce in subsequent quarters. None of the capitalized costs currently relate to next-generation titles, as those costs are flowing through the income statement as period expenses.

Gross receivables at March 31st were $12.1 million, reserves for price concessions, returns and uncollectible accounts were $5.1 million or approximately 42% of the gross receivable. For the quarter, average days sales outstanding were 46 days. And in terms of share count for the first quarter, assume basic and diluted shares of 85.6 million. For the full year, assume an estimate for basic and diluted shares of 87 million. This concludes the financial update. David?

David F. Zucker:	Thanks, Tom.

Our first quarter results were essentially in line with our earlier guidance. Our release schedule for the quarter was light as we released only one frontline title, Mortal Kombat Deception for the GameCube, and one budget title NARC, for PlayStation 2 and Xbox in North America. Despite a light release schedule, the first quarter did produce several important successes for Midway. During the first quarter, we finalized several transactions that will add to our product pipeline and help grow our future revenues.

Some of these developments included signing multiple publishing arrangements — agreements with Warner Brothers Interactive Entertainment to license Cartoon Network properties for video games, based on several of their top-rated programs including “Ed, Edd ‘n Eddy,” “The Grim Adventures of Billy & Mandy” and “Adult Swim.” We are very pleased with our new relationship with Cartoon Network as they continue to produce successful content and improve their audience and share metrics.

Cartoon Network’s currently the most popular kid’s network in terms of search results according to Yahoo!® Buzz. Cartoon Network was also the No. 1 ranked network for boys and kids age six to 11 in terms of the average number of hours spent watching a network during the month of March.

During the quarter, we also signed a publishing agreement with Warner Brothers Interactive Entertainment to develop video games based on “Happy Feet,” an animated comedy-adventure film, written and directed by George Miller and scheduled for release in November of 2006. This is the first of two animated CGI films that Midway executed during the quarter. Details of the second film and video game will be released at a later date.

We believe the contents secured through these licensing agreements with Warner Brothers provide a solid foundation to extend our top-quality game production into the market for kids’ video games.

Also during the first quarter, we opened a new sales and marketing office in Munich, Germany. We expect the new German office to increase our direct-to-retailer distribution capabilities in Europe and leverage our growing line of products with international sales potential, particularly our expanding portfolio of PC products.

We also signed a new, non-exclusive licensing agreement during the quarter, with the NBA to continue to develop and publish sequels to our highly successful NBA Ballers title on an every-other-year basis. The agreement gives Midway the rights use NBA teams as well as current and retired NBA players in our game. The NBA will also work closely with Midway to heavily promote NBA Ballers sequels and marketing and global branding through the league’s various assets, including NBA TV and NBA.com.

These accomplishments in the first quarter are evidence that we are squarely focused and executing our goal of growing our revenues to the size and scale necessary to generate significant long-term profits. Consistent with this strategy, we are also focusing on adding the internal product development capacity to execute these plans. We believe strongly that the most successful companies in our industry have, and will have, the industry’s most effective and talented product development organizations.

Our objective in the next console cycle is to produce a vast majority of our products through internal studios, and we’re actively devoting resources to ramping up our internal product development capacity this year. We anticipate significantly increasing our spending and investment in the product development area which may include substantial head count increases and further acquisitions of external development studios. We expect some of the spending in investment to adversely impact our 2005 results, and this is reflected in our updated guidance for the year. Turning to our specific guidance for the year ending December 31, 2005, our view on revenues has not changed. We continue to expect net revenues of approximately $225 million for the year, representing an approximately 40% increase over the 2004 revenue levels. We now expect a net loss of approximately $47 million for the year ending December 31, 2005, an increase from our prior expectation of a net loss of approximately $38 million.

For the quarter ending June 30, 2005, we expect net revenues of approximately $40 million with a net loss of approximately $25 million. We released Unreal Championship 2 for Xbox in North America and Europe on the week of April 18, and released Area 51 for PlayStation 2 and Xbox on April 25, 2005 in North America. Area 51 sales have been solid out of the gate and retailers have been very happy with the initial sales results. We expect to release Area 51 in Europe in a few weeks. Unreal Championship 2, launched with exceptionally strong review scores and support from the gaming critics — critics, continuing Midway’s strong run of producing high-quality games.

Since January 1, 2004, the average review score for Midway’s frontline products is the highest in the industry among the independent publishers according to Gamerankings.com. For the second half of the year, we expect major releases to include LA Rush; Mortal Kombat Shaolin Monks, the action/adventure game; The Suffering: Ties That Bind; Gauntlet: Seven Sorrows; Ed, Edd ‘n Eddy: The mis-EDventures; and Blitz: The League. These games will all be shown at the E3 event next week. If you aren’t going to the show, you should be able to find significant media coverage of them online.

This year’s E3 event is also significant for us, as we will be unveiling our first nextgen title at the conference next week. We expect significant coverage of this product in the media, as it will not only showcase the stellar graphical power you should expect from nextgen products, but also provides a good glimpse of the type of content Midway has on tap for the next cycle. Top quality, multi-genre action games loaded with functionality and Hollywood-style production values.

As I have mentioned in earlier calls, Midway is very much in the middle of its turn-around effort. It is important to keep in mind that there is a two-year lag between the time game development is started and when it is finished. As the Company navigated through its difficult transition from the arcade business and the home console business in the first half of its console cycle, the Company cut back its investment in its product pipeline. We actively addressed this over the past year and have subsequently doubled the run rate of product development spending.

We believe that, while this has short-term adverse implications for our profitability, it will bode well for us in the future, as we expect to be releasing more high-quality games with more mass market appeal.
As we discussed in our conference call last quarter, in order to generate consistent and meaningful annual profits and grow into one of the handful of major players that will thrive in the video game industry in the next console generation, we need to build our size and scale. We grew our revenue base by over 70% last year. And we expect to grow it by approximately 40% this year, and we expect to grow it again in 2006.

We are under no illusions. Our industry can be very profitable, but also highly competitive. We believe — we believe we have an excellent plan for gaining critical mass and market share as we enter the next cycle. But we are also well aware that it will require significant investment, particularly in the area of product development, to execute our plan.

The good news is that we have been able to execute in this area over the past 12 months, hiring high performers as well as acquiring gifted external development teams. As we continue to execute on our plan, we look forward to sharing our progress on this and other initiatives with you in future calls.

Operator, please open the line for questions.

Operator:	Absolutely. Ladies and Gentlemen, if you would like to register for a question, please press the “1” followed by the “4” on your telephone keypad. You’ll hear three tone prompts to acknowledge your request. If your question has been answered, and you’d like to withdraw your registration, simply press the “1” followed by the “3”. If you’re using a speaker phone, please pick up your handset before asking your question. Once again ladies and gentlemen, to register your question, please press “1” “4”. One moment please for the first question. And our first question comes from the line of Arvind Bhatia of Southwest Securities. Please proceed with your question.

Arvind Bhatia:	Good afternoon. Two questions on the product side. First on, for this quarter, Area 51 on PC, some of the sites are showing May 23rd. Is that still a title for this quarter? And is there anything else in the June quarter that you guys are planning?

David F. Zucker:	Yes, Area 51 PC is still on track for this quarter. We'll also be launching Area 51, of course in Europe, later this quarter as well.

Arvind Bhatia:	And then if you could provide some color on some of the key titles of the September quarter? Again, we’re modeling The Suffering and LA Rush to be some of the key titles in the September quarter. Is there -- is that what your expectations are?

David F. Zucker:	Yes, certainly The Suffering sequel, people are very excited about that. It's taking -- leveraging off the success of the first one. Much more improved graphics, a lot more action. LA Rush is one that I think could surprise some people. We're excited about the way that game is developing. As well of course, as Mortal Kombat Shaolin Monks, which is our first -- the first game in our annualization of the Mortal Kombat franchise.

Arvind Bhatia:	But those two titles are in the September quarter for sure?

David F. Zucker:	Again, we've -- we really haven't given specific quarter guidance, but certainly our plan, LA Rush and
Suffering: Ties that Bind, both are planned for the September quarter, correct.

Arvind Bhatia:	And one more, if I could ask, on Fear & Respect, I didn't see that in the release. Is that still a title for this year?

David F. Zucker:	2006.

Arvind Bhatia:	2006. Okay. What is the total SKU count this quarter -- this year for you versus in 2004?

David F. Zucker:	Well, I mean in terms -- I can just-- in terms of frontline titles, we had six last year and as we've said pretty consistently, we'll grow that by 50% this year and we should expect to have nine -- in the range of nine this year.

Arvind Bhatia:	Nine titles. Okay.

David F. Zucker:	Yes. Frontline titles.

Arvind Bhatia:	Frontline titles.

David F. Zucker:	Not total titles, frontline titles.

Arvind Bhatia:	Great. You guys talked about more product development for the next generation, etc. Can you speak in terms of what kind of an increase you think you might see? I know it's early, and unless you actually go through the first few products, you won’t actually know the increase in cost. But any ideas, any guesses on what sort of planning you’re doing for a title to cost you versus the current generation?

David F. Zucker:	I mean, a lot of us have been asked — certainly more — a lot of it’s driven by the art. I mean — you certainly — with the additional processing power, you’re going to need to do the same kind of — cover the same kind of ground in the game, you need more artists. And what it really does is highlight how important it is that your systems and your pipelines are efficient.

As you know, we’re using Unreal 3 as a base anyways, and obviously, building upon that. We’re trying to standardize technology across all of our internal studios. We’ve got a really good system we think, in place to share — to share assets and to share systems and tools and pipelines across our studios, and that’s going to be really key to holding down and managing the cost of our next generation games. But certainly — certainly more, and a lot of it driven in particular by the art side.

Arvind Bhatia:	What kind of head count are you thinking as you go into this cycle? I mean, you talked about increases here in the near-term, can you talk — ?

David F. Zucker:	We’ve gone — we’ve gone — just in terms of — the Company has 730 employees, but just looking at product development, and we’ve gone from about 275 about a year, year and a half ago. Today we have about 540. I think in terms of internal, at some point in time next cycle, we’d like to head towards 800, 900, maybe even 1,000.

Arvind Bhatia:	That’s within the first few years of the cycle?

David F. Zucker:	Yes, early in the — as early as — sometime early in the next console cycle.

Arvind Bhatia:	One last question on the R&D spending. Is there anything for the next generation that you can capitalize at this point, or is everything going through the P&L?

Tom Powell:	Right now everything is going through the P&L.

Arvind Bhatia:	And when do you think that you’ll be able to capitalize any? Is that, I guess, right at the launch of the first platform? I mean, how does that work from this point on?

Tom Powell:	I think you’re looking at it by a game-by-game basis. Generally, we’ve reached a point of technological feasibility at about a third of the way through the cost of current generation. So, you would have to assume that it’s going to take a little bit longer as we’re developing the first round of games. But then, I would assume that as we get into the second and third round of games, you’d start to see that move back more consistently with what we’re experiencing now, which is a third of the way through the development cost cycle.

Arvind Bhatia:	Great. Thank you.

Operator:	And our next question comes from the line of Heath Terry of Credit Suisse First Boston. Please proceed with your question.

Heath Terry:	Great.

I was hoping you could just kind of talk to us a little bit about your plans for the handheld side of the business, particularly now that we’ve got a couple of months of PlayStation Portable behind us here. If your — if the system’s a success, Sony’s delays in Europe have kind of changed your view towards the handheld platform? And then if you could also talk a little bit about how you’re — you’re focusing on the quality side of things.

You’ve talked a lot about getting game quality high, and I guess how do you insure with a product before release, that you’ve got an 80% game, like a Ballers versus something like NARC that you’re going to price at a value level? And when you take into — final question — when you take into account kind of the costs around a title like Area 51 that’s been in development for such a long period of time, what level of sales do you need for profitability on a title like that?

David F. Zucker:	All right, we’ll start with the PSP — I mean, the handheld in general. We’re — actually we’re very committed to the handheld. We’re very bullish on the PSP. We’ve got two PSP titles coming out later this year. We’ll be announcing those at E3. We’ll have more PSP titles — more PSP titles coming in 2006. We’re also going to be on the Nintendo handheld platforms with some of our kids’ titles — Ed, Edd ‘n Eddy, later this fall, but we’re very bullish on the PSP. We think it’s going to have a big, long run in front of it, and we’ll be bringing games to that pretty regularly going forward.

In terms of your second question, help me out, remind me again the — can you rephrase that a little bit?

Heath Terry:	Yeah, sure. Just thinking in terms of the — I think I was just asking –

David F. Zucker:	Yes. Game quality?

Heath Terry:	Yes, the game quality.

David F. Zucker:	Yeah, I think the answer is, it’s — as I said, we’ve been — if you go back and look at Midway historically — and again, your game review scores are interesting.

I mean, they’re just really — they’re sort of an indicator of kind of the quality of your product development process, and if you go back and look, I mean, go back to 2002, 2003, and you sort of rank the publishers in this business. Midway was number 20. We were really near the bottom. We’re now in the top. Our goal really is not to be number one. Our goal is to be in the top five on a regular basis. And you can see, we’re doing that, we’re doing a pretty good job of that.

I think part of that is just we do a lot of testing; we do a lot of focus group testing of our products. You know, we’ve raised the bar on ourselves internally. Of course you mention — it doesn’t — a budget title like a NARC, I mean, that’s a whole different ball game. But if you look at a frontline title’s coming out $39, $49, I think it goes to the product development discipline that Matt Booty and his team have put together over the last year here.

Heath Terry:	That’s what I’m trying to get at. At what point do you decide that a title like NARC is going to be a budget title and is going to be something where you’re not — you’re much more concerned about kind of containing costs, as opposed to a title like The Suffering, where clearly you’re going for an 80%-plus rating.

David F. Zucker:	Yes, I mean — I think, to be clear — and I think it’s slippery — we don’t actually go for a 80%-plus rate. We’re going for games that are going to sell a lot of units and people typically think there’s a correlation between quality and sales, although it’s not as tight as maybe some other correlations. But we — NARC was a title that frankly, we decided a long time ago was a — was not going to be a title we were going to put a lot of resource into.

In fact, we pulled it out — we pulled it out from its original developer, Viz, over in Scotland and finished it ourselves with a third party in San Diego for very little money. So yes, I think the — we — you plan pretty early on a title that you’re planning to be a front — if it’s a frontline title and that’s the plan, you’ve got certain bars to — hurdles to cross to get it over that — over that — to get it to that point.

Heath Terry:	Great.

Operator:	And our next question comes from the line of Edward Williams of Harris Nesbitt. Please proceed with your question.

Edward Williams:	Good afternoon. Just a couple of questions. First of all, going back to the R&D and the head count. You had indicated that you were budgeting into your guidance growth in, I believe in the R&D front. Can you kind of characterize or quantify that, first of all?

David F. Zucker:	Well, I mean, we’re not going to — we’re not going to — we can’t give you an item-by-item breakdown of the guidance change, but let’s just say that the majority of the increase is due to expected increased PD costs. Either in increased head count, which we’re doing, developer acquisitions, which we have planned, or a combination of the two.

Edward Williams:	How about — ?

David F. Zucker:	Most of these development positions are focused on creating capacity for next generation titles.

Edward Williams:	Okay. Well, what is just — if we can look at it this way, what’s your targeted head count level by the end of the year?

David F. Zucker:	Well, it’s more than — as I’ve said, we have 540 today, and it will be certainly more by the end of the year. I mean, I wouldn’t want to get stuck giving a specific head count. It depends where we’re at and what we do from an acquisition standpoint.

But we are – look, to be clear, we are — it is our plan to increase our product development head count internally, and we expect to do that again. We did it last year. From our standpoint, on a percentage basis, we did it pretty significantly last year at Midway and we expect to do it again this year.

Edward Williams:	Okay. What about your international sales at this point? I think it’s about 22%, you said, for the quarter. But what are you targeting as far as the balance of the year relative to historical levels or say relative to the first quarter?

David F. Zucker:	I mean, this is a huge, huge opportunity for Midway. It’s a major focus of the Company. I’m focused on it. You’ll see more stuff coming out on this over the coming year. We — historically, Midway, I think last year we did 19%. We expect to get to 25% this year, and we have an internal goal for this Company to grow over 30% in the near-term, within the next two years.

Edward Williams:	Okay.

David F. Zucker:	And we added — to that end, we added our own distribution team. We’re doing our own distribution now in Germany with Uwe Fuerstenberg who’s doing a great job for us there. And we’re looking at other countries over the course of this year to add direct distribution.

Edward Williams:	Where are you direct now?

David F. Zucker:	We’re direct in the UK — essentially the UK and Germany, and we’re looking in France.

Edward Williams:	Okay.

And then looking at marketing spend, have you — looking into the next generation of hardware, are you envisioning a material increase in the cost of marketing games as to, first of all, the size of the marketing expense, but also the development cost increase?

David F. Zucker:	I think you — I think the — will they, again it depends on the title. I mean, it depends on the situation, but I think generally, I think the 15% of revenues is, I think going to continue to be the kind of the goal. They obviously, games they either end up being higher or lower than that, depending on how they perform. But I think where we — one thing we will be doing is spending more on marketing in Europe. In fact, you’ll see that up with our launch of Area 51 in a couple of weeks.

We have a fairly big campaign for Area 51 in Europe and it’s not just in the UK, it’s throughout a number of territories in Europe.

Edward Williams:	Okay. Looking at the back half of the year, I know you haven’t given specific guidance, but can you give us an idea as to how you anticipate the revenues breaking down between the two quarters?

David F. Zucker:	No, I don’t think we’re prepared to do that. We haven’t even given specific titles for the second half. I mean, you can back into our second half revenues in P&L, net income. Tom, you can give them that, but we’re not breaking it out by quarter.

Edward Williams:	Okay. And then one other housekeeping question. Can you give us an idea as to the number of SKUs that you have in development currently?

David F. Zucker:	Yes, I’m going to say — it’s somewhere in the neighborhood — north of 40. I won’t give an exact number, but it’s north of 40.

Edward Williams:	Okay, great. Thank you.

David F. Zucker:	Thanks, Ed.

Operator:	And our next question comes from the line of Boris Markovich of Terra Nova, please proceed with your question.

Boris Markovich:	Hi. I have sort of a theme question that I wanted to get into a little bit.

What are your expectations for Xbox One performance this coming holiday season, assuming we see a nextgen Xbox release? And some of the things I’m really looking at are — do you expect Xbox One frontline title pricing to start dropping to $39 and are you expecting a hardware price cut?

David F. Zucker:	I think it’s going to be interesting to watch the — I don’t think — we don’t think it’s going to be that big an impact this holiday season, but I think when you start looking at 2006 and you compare — if you think about sort of the — the life cycle of the PlayStation over its iterations, and the great legs that that has had. We don’t expect that to be the case for the Xbox. This fall, I think you’ll see a lot of strong titles come out in the Xbox. Again, I think pricing just overall, we see being mixed.

There’ll continue to be $49 frontline pricing for titles, but there will be an increasing trend towards more titles that will come out at $39. And sort of, when that breaks and where that breaks will be yet to be seen. And probably, it might be first on the Xbox. But you’ll certainly — we believe you’re going to see $49, you’ll still see $49 frontline pricing for products on the Xbox this fall, this holiday season, but you’ll also see $39 pricing. Depends on the product and the publisher.

Boris Markovich:	Right. And do you plan on releasing Xbox One titles looking out at 2006 and 2007?

David F. Zucker:	We certainly do in 2006. Boy, 2007 would be a stretch.

I mean, I think you’re going to see, you’re going to start to see pricing — you’ll clearly see — put it this way, if frontline pricing for the Xbox holds through this holiday season, we don’t think it holds into next year.

We believe that certainly beginning in the first quarter of next year, frontline pricing on the Xbox drops to $39. And could drop — and will drop through the course of next year.

Boris Markovich:	Okay, thanks.

Operator:	And our next question comes from the line of Geoffrey Mogilner of Decatur Jones, please proceed with your question.

Geoffrey Mogilner:	Thank you. For the new Time Warner games that you’ve got coming up here, how will this effect your margins? In particular I think at some point you stated a goal of hitting 20% operating margin.

David F. Zucker:	The big, the big animated CGI films, that — of course, “Happy Feet” we’ve announced for next year. The advantage of an animated CGI film, of course you do have a license payment, but if the movie’s big and you get the kind of backdraft that we think we can get with these titles the margins can be quite attractive.

Geoffrey Mogilner:	Okay. And then along with the integration of the Unreal engine, obviously, this is a big push for next generation development, that sort of thing. Is this going on across the board across all of your studios or is this a piecemeal thing and there’s still lots of other technology being used with — ?

Matt Booty:	Our next generation effort is definitely spread across all of our studios in fact, that’s sort of the cornerstone of our strategy going forward, in order to control the costs and also make sure that we’re set up for asset sharing and technology sharing. We have divided up the bulk of the work into modules. We have a central group in Austin coordinating the effort, and we’ve divided that work up between the three studios that are handling some of our first nextgen games.

Geoffrey Mogilner:	Okay, thank you.

Operator:	And gentlemen, I’ll turn the conference back to you. Please continue with your presentation.

David F. Zucker:	I think that wraps it up for today. Thank you very much for joining the call.

Operator:	And ladies and gentlemen, that does conclude the conference call for today. We want to thank you for your participation and ask that you please disconnect your lines and have a pleasant evening.